Exhibit 99.1

News Release

PartnerRe Ltd. Provides Outlook for 2006 and Update on Recent Catastrophes

PEMBROKE, Bermuda, November 30, 2005 -- PartnerRe Ltd. (NYSE:PRE) today provided information on its 2006 financial plan, which was recently approved by the Company’s Board of Directors.

PartnerRe Ltd. President and CEO Patrick Thiele said, “The reinsurance market remains competitive with substantial price increases only in those lines that were directly affected by the numerous catastrophes of 2005. Certain lines and markets that were not affected by those major catastrophes, including Asia, portions of Europe and selected specialty lines, are increasingly competitive. In addition, many cedants continue to increase their net retentions and are moving from quota share to excess of loss coverages, reducing the amount of premium in the reinsurance marketplace. Nonetheless, this is an environment in which PartnerRe, with its broad diversification, financial strength, client relationships, technical skills, and multiple distribution channels, can be successful.”

Within the context of these market conditions, and assuming a reasonable level of large losses, stable foreign exchange and interest rates, and healthy equity markets in 2006, the Company’s financial plan for 2006 anticipates a mid-teens operating return on beginning shareholders’ equity (year-end 2005 shareholders’ equity), and fully diluted book value per share growth in excess of 10 percent after dividends.

The Company also refined its estimates for the major catastrophes of the third quarter, and provided an initial estimate of claims for Hurricane Wilma, which caused significant damage in Mexico and Florida in mid-October. All estimates are pre-tax and after reinstatement premiums.

The Company now expects claims of approximately $525 million for Hurricane Katrina, approximately $85 million for Hurricane Rita, and approximately $67 million for the flooding in Central Europe. In total, these new estimates represent a $62 million increase from the Company’s prior estimate of $615 million and this increase will be reflected in the Company’s fourth quarter results.

The Company estimates total insured industry losses for Hurricane Wilma are more than $2 billion in Mexico and between $10-$12 billion in Florida. Based on these estimates, the Company anticipates claims of between $190-$210 million for Hurricane Wilma, with approximately 30 percent of the loss coming from Mexico.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Company’s loss estimates for recent catastrophes are based on early indications from clients and brokers, as well as modeling. These loss estimates are preliminary and are based on currently available information. Therefore, these estimates are subject to change due to refinement in the overall industry loss estimates and by individual treaty reports.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. For the year ended December 31, 2004, total revenues were $4.2 billion. As of September 30, 2005 total assets were $13.2 billion, total capitalization was $3.5 billion and total shareholders’ equity was $3.1 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor’s, Aa3 from Moody’s, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. The Company’s loss estimates for recent catastrophes are based on early indications from clients and brokers, as well as modelling. These loss estimates are preliminary and are subject to change due to refinement in the overall industry loss estimates and by individual treaty reports. These issues take a considerable period of time to be resolved and may be influenced by evolving legal and regulatory developments. In light of the significant uncertainties

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08